Exhibit 99.1

EFI Announces CFO Transition Plan

FOSTER CITY, Calif., August 27, 2013 (GLOBE NEWSWIRE) — Electronics For Imaging, Inc. (NASDAQ:EFII), a world leader in customer-focused digital printing innovation, today announced that Vincent Pilette has resigned as Chief Financial Officer, effective September 3, 2013, to pursue another opportunity. Vincent will be available through the end of the quarter to ensure a smooth transition. The Company will initiate a formal search for a new Chief Financial Officer.

The company intends to appoint Marc Olin, Senior Vice President and General Manager of EFI Productivity Software, as interim Chief Financial Officer. Marc was previously CEO and co-founder of Printcafe Software, a public company EFI acquired in 2003 as a part of our growth strategy. Brandy Green, EFI’s Chief Accounting Officer, will assume additional finance responsibilities and will be joining EFI’s Senior Leadership Team and report to Marc.

“We are grateful for Vincent’s contributions to EFI and we wish him the best with his new endeavor,” said EFI CEO Guy Gecht. “We are confident in the finance team’s ability, with Marc and Brandy’s leadership, to comprehensively support the entire organization in our mission to capitalize on the significant short and long term opportunities in front of us.”

“While it was a difficult decision for me to leave EFI as the business is just beginning to realize its full potential, this strong position also makes it the right time for me to take on a different set of challenges and embark on the next chapter in my career,” said Vincent Pilette. “My confidence in the Company’s leadership and opportunities has never been higher, and I look forward to remaining a supporter and a shareholder of EFI.”

About EFI

EFI™ (www.efi.com) is a worldwide provider of products, technology and services leading the transformation of analog to digital imaging. Based in Silicon Valley, with offices around the globe, the company’s powerful integrated product portfolio includes digital front-end servers; superwide, wide-format, label and ceramic inkjet presses and inks; production workflow, web to print, and business automation software; and office, enterprise and mobile cloud solutions. These products allow users to produce, communicate and share information in an easy and effective way, and enable businesses to increase their profits, productivity, and efficiency.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as “intend”, “will”, and “opportunities” and statements in the future tense are forward looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results. The statements in this press release are made as of the date of this press release. EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Risk Factors” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at www.efi.com.

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View us on YouTube: www.youtube.com/EFIDigitalPrintTech

Contact:

Investor Relations:

JoAnn Horne

Market Street Partners

415-445-3235